Xiangtian (USA) Air Power Announces Strategic Purchase

WASHINGTON, Sept. 30, 2013 /PRNewswire/ -- Xiangtian (USA) Air Power Company, a Delaware Corporation OTCQB Ticker (GOAS), Lucksky (Hong Kong) Shares Limited, a Hong Kong Limited Company, and Sanhe City Luck Sky Electrical Engineering Limited Company, a Mainland Chinese Limited Shares Company have signed a merger agreement. The three companies, each with strong reputations for innovative research and technology, have been brought together to form a single company that specializes in renewable energy creation, generation and storage systems.

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The merger of Xiangtian (USA) Air Power Company, Lucksky (Hong Kong) Shares Limited, and Sanhe City Luck Sky Electrical Engineering Limited Company will create a new partnership capitalizing on a substantial opportunity to utilize intellectual property patents and proprietary technology that will enable the company to seek new customers in developing countries and will substantially increase the Company's ability to seek and negotiate long term energy production and equipment supply contracts. The new company will compete in a diverse market offering: Green energy collection equipment such as solar energy, wind energy, geothermal energy, tidal energy, water hammer potential energy collection devices. This power then goes through an ultra -wideband, high-performance power inverter, which is registered in the Companies' independent intellectual property rights list, and outputs stable power in line with national standards. Part of the output electric power is for enterprise use, and the remaining power is directed to the power grid. Any surplus electricity will be to stored utilizing 20Mpa compressed air. When natural energy is intermittent or during equipment maintenance, releasing the compressed air to drive a compressed air engine linked with a generator that outputs electric power, provides customers an advanced power generation and supply system.

"We have teamed up with the brightest research and development companies in Hong Kong and China and together, we can bring a competitive solution to meet the energy needs of clients around the world, and still stay focused on our core competency of providing green energy solutions using innovation and technology. This focus will help lead the Company into a competitive position in developing countries looking for energy supply that does not rely on fossil fuels," said Zhou Deng Rong, CEO of Sanhe City Luck Sky Electrical Engineering Limited Company.

General History: Zhou Deng Rong, established Lucksky Air Power Group in Beijing in 2000. The company develops natural energy power generation systems, conducts independent research and development, and holds independent intellectual property rights on over 300 patents. Related products are: ultra-wideband voltage power inverter, new structures aerodynamic engine, low-speed aerodynamic generators, new structures isothermal air compressor, natural energy power systems, and the aerodynamic automobile motors. This technology is operational at the Sanhe City Luck Sky Electrical Engineering Limited Company's headquarters in China, which produces the electrical generation equipment, and runs its own operations utilizing this same technology. This manufacturing plant not only is off the China Power grid, it has operational plans to provide electricity to this grid in the near future.

We have three market targets:

1. To help all levels of enterprises to build large-scale power plants, and to make use of national subsidy policies. At the same time to leave the compressed air energy storage and output interfaces, lay the foundation for building the compressed air refueling station during Luck Sky Group aerodynamic automobile industrialization procedure (this is expected to take about two years).

2. To help companies that have large scale electricity demand to establish their own use power generation facilities, to make use of the state subsidy policies to save and reduce operation and product costs.

3. To help industrial and mining enterprises in remote regions to build the island-style power plants to meet the needs of end-users.

The Company also hopes to lay the foundation for the aerodynamic automobile development:

"Compressed air refueling station" is the bottleneck of the development of air powered automobile. The natural energy power generation system which Luck Sky Group is promoting now is one of the most effective solutions to this barrier. When promoting "the natural energy power generation systems," we achieve the construction of invisible stations at the national (Chinese) first, second, and third tier cities and the vast rural areas, in a short time the country will form a huge air refueling station linked by distance pipe, solving the obstacles and difficulties of aerodynamic vehicle development virtually.

The invention of "Natural Energy Power Systems," will lead to the rediscover of energy system and bring new energy concepts, and bring a revolutionary promotion on scientific and technological progress, and the worldwide development and production of the industry.

CONTACT: Xiangtian (USA) Air Power Company - Investor Relations Department - (888) 522-8803 ext 1.